Pricing Supplement No. 6 dated February 3, 2003 (to Prospectus dated November 18, 2002 and Prospectus Supplement dated November 18, 2002)	Filed under Rule 424(b)(3) File No. 333-90316

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$750,000,000	Floating Rate Notes:	☒		Fixed Rate Notes:	☐
Original Issue Date:	February 10, 2003	Closing Date:	February 10, 2003		CUSIP Number:	78442F AM0
Maturity Date:	January 25, 2006	Option to Extend Maturity:	☒	No	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:	☐	Yes
Redeemable at the option of the Company:	☒	No	Redemption Price:	Not Applicable.
	☐	Yes	Redemption Dates:	Not Applicable.
Repayment at the option of the Holder:	☒	No	Repayment Price:	Not Applicable.
	☐	Yes	Repayment Dates:	Not Applicable.

Applicable to Floating Rate Notes Only:

Floating Rate Index:
	☐	CD Rate	Index Maturity:	Three Months.
	☐	Commercial Paper Rate
	☐	CMT Rate	Spread:	Plus 20 basis points (0.20%).
	☐	Federal Funds Rate
	☒	LIBOR Telerate	Initial Interest Rate:	TBD.
	☐	LIBOR Reuters
	☐	Prime Rate	Interest Rate Reset Period:	Quarterly.
	☐	91-Day Treasury Bill Rate
Reset Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning April 25, 2003.	Interest Payment Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning April 25, 2003.

Banc of America Securities LLC Credit Suisse First Boston JPMorgan Morgan Stanley	Banc One Capital Markets, Inc. Deutsche Bank Securities Merrill Lynch & Co. Salomon Smith Barney
UBS Warburg
February 3, 2003

Interest Determination Date:	2 London and New York Business Days prior to the related Reset Date.	Interest Period:
From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Accrual Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Accrual Period).
Lock-in Period Start Date:	Not Applicable.	Accrual Method:	Actual/360.
Maximum Interest Rate:	Not Applicable.	Minimum Interest Rate:	Not Applicable.
Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
Agents	Principal Amount of Notes
Salomon Smith Barney Inc.	$200,000,000
J.P. Morgan Securities Inc.	155,000,000
Banc of America Securities LLC	135,000,000
Morgan Stanley & Co. Incorporated	125,000,000
Credit Suisse First Boston LLC	50,000,000
Banc One Capital Markets, Inc.	25,000,000
UBS Warburg LLC	25,000,000
Deutsche Bank Securities Inc.	20,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	15,000,000
Total	$750,000,000
Issue Price:	100%.
Agents' Commission:	0.06%.
Net Proceeds:	$749,550,000
CUSIP Number:	78442F AM0
ISIN Number:	US78442F AM05

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.